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                                                                       EXHIBIT 2

                                   CERTIFICATE
                       AMENDING ARTICLES OF INCORPORATION
                                       OF
                             VALUABLE VENTURES, INC.


     The undersigned, being the President and Secretary of VALUABLE VENTURES, INC., a Wyoming Corporation, hereby certify that a majority vote of the Board of Directors and majority vote of the stockholders at a meeting held on October 20, 1999, it was agreed by unanimous vote that this CERTIFICATE AMENDING ARTICLES OF INCORPORATION be filed.

     The undersigned further certifies that the original Articles of Incorporation of VALUABLE VENTURES, INC. were filed with the Secretary of State of Wyoming on the 27th day of February, 1997. The undersigned further certifies that ARTICLE FOURTH of the original Articles of Incorporation filed on the 27th day of February, 1997, herein is amended to read as follows:

                                 ARTICLE FOURTH

     That the total number of authorized shares to be issued by the Corporation is ONE HUNDRED MILLION (100,000,000) common stock with a par value of ONE TENTH OF A CENT ($.001), no other class of stock shall be authorized.

     The undersigned hereby certify that they have on this 20th day of October, 1999, executed this Certificate Amending the original Articles of Incorporation heretofore filed with the Secretary of State of Wyoming.


                                                     /s/ Daniel Hodges
                                                     ---------------------------
                                                     President


                                                     /s/ Daniel Hodges
                                                     ---------------------------
                                                     Secretary